EXHIBIT 99.1

                     Odyssey Teams with Industry Experts
                      For Traveling Interactive Exhibits

TAMPA, FL - February 2, 2005 - Odyssey Marine Exploration, Inc. (Amex:
OMR) a leader in the field of deep ocean shipwreck exploration, has signed a contract with RBK Architects for the development and fabrication of two traveling exhibits. RBK joins a world-class team which includes Tampa's Museum of Science & Industry (MOSI) , renowned exhibit planner, Chuck O'Connor and the in-house Odyssey Marine Shipwreck Attraction team, led by George Becker, Roger Kurz, and Sam Hutchins.

The design and development of Odyssey's traveling exhibits are well underway. The exhibits will showcase the history, personal stories, artifacts, coins and images from the SS Republic and other shipwrecks throughout the world. Interactive elements and exhibits will present the science and technology Odyssey utilizes to conduct deep ocean shipwreck searches and archaeological excavations. Odyssey is incorporating the latest technology and techniques to immerse the visitor in the thrill of shipwreck exploration.

"As we continue to move forward with our traveling interactive exhibit development and fabrication, RBK Architects, MOSI, and Chuck O'Connor are invaluable resources in the presentation and communication of the Odyssey story," stated George Becker, Odyssey Executive Vice President and leader of the Odyssey Marine Shipwreck Attractions team. "We're thrilled to have the experience and insights of these trusted industry leaders as we develop a fun, engaging, exciting and educational product."

RBK Architects has been creating innovative design solutions for over 30 years and has extensive experience organizing and planning interactive and traditional exhibit structures. RBK is assisting with the design, development and construction of the modular elements that will make up the traveling exhibit. Odyssey is also utilizing RBK for their forward looking approach to the development and implementation of interactive technology.

The Museum of Science & Industry (MOSI) located in Tampa, Florida, is a not-for-profit, community-based institution and educational resource that is dedicated to advancing public interest, knowledge, and understanding of science, industry, and technology. With 37 years in the industry and experience developing and booking traveling exhibits, MOSI is assisting in strategic planning and configuration of space both structurally and in design. In addition they are providing management development, cost analysis and scheduling assistance as needed.

Chuck O'Connor is a renowned traveling exhibit planner and science center educator with widely recognized standards for excellence and over 38 years of experience in the science center field. Mr. O'Connor was instrumental in the development and tour management of several major traveling exhibitions. Mr. O'Connor is formerly of Center of Science and Industry (COSI) and has worked with MOSI in the past on several projects. He is serving as an independent consultant to Odyssey.

George Becker has thirty years experience in major leisure industry profit center development, management, marketing, staffing and operations. He spent twenty-two years in development and management of the Sea World marine life parks in the United States in various positions including Executive Vice President of Sea World Inc., Chairman and Chief Executive Officer, Sea World of Texas, President and Chief Executive Officer of Sea World of California and President and Chief Executive Officer of Sea World of Florida.

Roger Kurz brings 25 years of attraction development and marketing experience to the in house team, including 7 years as Director of Marketing for Walt Disney World and ten years in marketing and general management positions for Sea World properties including Sea World of Florida, Boardwalk and Baseball, and Florida Festival.

Sam Hutchins has over 30 years of experience in the retail industry in the areas of strategic planning, retail operations, buying, product development and store design. Sam worked for the Walt Disney Company for 22 years covering all facets of retail including overall responsibility for the retail line of business at Tokyo Disneyland and Paris Disneyland.

Odyssey Marine Exploration is an American Stock Exchange Company (Ticker symbol: OMR) with several shipwreck projects in various stages of development throughout the world, including the SS Republic and HMS Sussex projects.

Odyssey discovered the SS Republic in the summer of 2003 nearly 1,700 feet below the surface of the Atlantic Ocean. The SS Republic was a sidewheel steamer lost in deep water in 1865 after battling a hurricane for two days. To date, more than 51,000 gold and silver coins and approximately 14,000 artifacts have been recovered from the shipwreck in the world's most extensive deep ocean archaeological excavation. The ship's fascinating history includes service in both the Confederate and Union navies during the Civil War. Odyssey has been awarded title and ownership to the SS Republic shipwreck and cargo, including the hull, artifacts and the specie that was on board when she sank.

Additional information about Odyssey, its projects and equipment is available at www.shipwreck.net.



                                   - END -

The Company believes the information set forth in this Press Release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in "Risk Factors," and "Business" in the Company's annual report on Form 10KSB for the year ended February 29, 2004, which has been filed with the Securities and Exchange Commission.


Contact:
Laura Barton: 813-876-1776 ext 2562
llb@shipwreck.net